Exhibit 99.1
VIRBAC CORPORATION
AUDIT COMMITTEE CHARTER
     The Audit Committee (the “Committee”) of Virbac Corporation (the “Corporation”) is responsible for providing assistance to the Board of Directors in overseeing (i) the integrity of the financial statements of the Corporation, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the Corporation’s independent auditors, and (iv) the compliance by the Corporation with legal and regulatory requirements.
Organization of the Audit Committee
     The Committee shall consist of three or more directors as may be fixed from time to time by the Board of Directors, each of whom, in the judgment of the Board, shall be independent in accordance with NASDAQ listing standards and applicable regulations of the Securities and Exchange Commission (“SEC”). Each member shall, in the judgment of the Board, have the ability to read and understand the Corporation’s basic financial statements. At least one member of the Committee shall, in the judgment of the Board, be an “audit committee financial expert” in accordance with the rules and regulations of the SEC, and at least one member (who may also serve as the audit committee financial expert) shall, in the judgment of the Board, have accounting or related financial management expertise in accordance with NASDAQ listing standards. Members of the Committee may not have participated in the preparation of the Corporation’s financial statements.
     Committee members and the Committee’s Chairman shall be appointed by the Board. The Board may remove a member from the Committee anytime with or without cause, and may fill any vacancy created on the Committee.
Statement of Policy
     The primary responsibility of the Committee is to oversee the Corporation’s accounting and consolidated financial reporting process on behalf of the Board and report the results of its activities to the Board. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation’s consolidated financial statements are complete and accurate and in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor, for which the auditor is ultimately accountable to the Committee.

Meetings
     The Committee will meet prior to each quarterly earnings release and prior to the filing of each Annual Report on Form 10-K and Quarterly Report on Form 10-Q, or more frequently as circumstances dictate. A majority of the members of the Committee will constitute a quorum for the transaction of business. Committee meetings may be held telephonically. Written minutes shall be prepared by the Committee for all meetings.
Responsibilities
     The Committee shall establish and maintain free and open communication between the directors, the independent accountants and the financial management of the Corporation. The Committee shall:
     1. Select and retain (subject to approval by the Corporation’s stockholders), oversee, and terminate when appropriate, the independent auditor; set the independent auditor’s compensation; and pre-approve all audit services to be provided by the independent auditor.
     2. Pre-approve all permitted non-audit services to be performed by the independent auditor, using the procedure specified in Supplement A to this Charter.
     3. Meet with the independent auditor prior to the annual audit to review the planning, staffing and scope of the audit and its audit procedures.
     4. Review and discuss with management and the independent auditor the Corporation’s annual audited and quarterly consolidated financial statements, including major issues regarding accounting and auditing principles and practices; the adequacy of disclosure and internal controls that could significantly affect the Corporation’s consolidated financial statements; and the significant financial reporting issues and judgments made in connection with the preparation of the Corporation’s consolidated financial statements.
     5. Review the Corporation’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, including disclosures under “Management’s Discussion and Analysis of Results of Operations and Financial Condition”; these reviews shall occur prior to the filing or release of such reports and consolidated financial statements and shall specifically include the receipt of a report from management assessing the Corporation’s internal controls.
     6. Recommend to the Board whether, based on the review and discussions described above, the annual audited consolidated financial statements should be included in the Annual Report on Form 10-K.
     7. Review with the independent auditor the results of the annual audit examination, including any accompanying management letters and management’s response, and any significant problems or difficulties encountered in the course of the audit work and management’s response, including any restrictions on the scope of activities or access to required information, any significant changes required in the planned scope of the audit, and any significant disagreements with management; resolve any disagreements between management and the independent auditor regarding financial reporting.
     8. Review with management and the independent auditor the Corporation’s quarterly earnings press release after the independent auditor has completed its quarterly review or annual audit procedures; also, generally discuss the types of information to be disclosed and the type of presentation to be made with respect to earnings press releases and financial information and earnings guidance, if any, provided to analysts and ratings agencies.
     9. Discuss with the independent auditor (i) all critical accounting policies and practices to be used, (ii) all alternative treatments of financial information within GAAP for policies and practices related to material items that have been discussed with management, the ramifications of such alternative disclosures and treatments, and the accounting treatment “preferred” by the independent auditor and (iii) any other material written communications with management, such as a management letter or schedule of unadjusted differences.
     10. Actively engage in dialogue with the independent auditor with respect to any disclosed relationship or service that may effect the independence and objectivity of the auditor and take or recommend that the full Board take appropriate actions to oversee the independence of the auditor.
     11. Ensure receipt from the independent auditor of a formal written statement delineating all relationships between the auditor and the Corporation consistent with Independence Standards Board Standard No. 1.
     12. Review and approve the hiring policies of the Corporation for employees and former employees of the independent auditor.
     13. Investigate any matter brought to its attention within the scope of its duties and retain outside counsel or other experts for this or any other purpose, if, in its judgment, such retention is appropriate. The Corporation shall provide appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee and for other expenses necessary or appropriate in carrying out its duties.
     14. Report Committee activities to the full Board and annually issue a summary report (including appropriate oversight conclusions) suitable for submission to stockholders.

     15. Review disclosures made to the Committee by the Corporation’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a role in the Corporation’s internal controls.
     16. Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.
     17. At least annually, obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Corporation.
     18. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of management and internal auditors. The Committee shall present its conclusions with respect to the independent auditor to the Board.
     19. Discuss policies with management and the independent auditor, as appropriate, with respect to risk assessment and risk management, including the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures.
     20. Review and approve all related party transactions required to be disclosed pursuant to Item 404 of Regulation S-K under the federal securities laws, and discuss with management the business rationale for the transactions and whether appropriate disclosures have been made.
     21. Review and approve procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
     22. Oversee the Corporation’s Code of Business Conduct, which also constitutes the code of ethics for the Corporation’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, as contemplated by rules promulgated under the Securities Exchange Act of 1934 (“1934 Act”).

     23. Review annually, or more frequently as appropriate, with the Corporation’s outside counsel, legal matters that may have a material impact on the Corporation’s consolidated financial statements, the Corporation’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.
     24. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.
     25. Prepare the Committee’s report required by the federal securities laws to be included in the Corporation’s annual proxy statement.
Authority
     The Committee will have the resources and authority appropriate to discharge its responsibilities, including sole authority to:
•	retain and terminate the independent auditor, which will be accountable to and report to the Committee;

•	approve any non-audit relationship with the independent auditor, other than any relationship to provide services prohibited by Section 10A (g) of the 1934 Act; and

•	approve all audit engagement fees and terms.
In addition, the Committee will have authority to:
•	conduct or authorize investigations into any matters within its scope of responsibilities;

•	engage outside auditors for special audits, reviews and other procedures;

•	retain special counsel and other experts and consultants to advise the Committee; and

•	approve the fees and other retention terms for such parties.
     The Committee shall have full access to all books, records, facilities, and personnel of the Corporation and may request any officer or employee of the Corporation or the Corporation’s outside counsel or independent auditor to attend a meeting of the Committee.

Adoption of Charter
This Charter was amended by the Corporation’s Board of Directors on February 28, 2006.

Supplement A
to the Virbac Corporation
Charter of the Audit Committee of the Board of Directors
1.	Purpose

The Sarbanes-Oxley Act requires the Committee to pre-approve any non-audit related services performed by the Company’s External Auditor. The Committee must evaluate these non-audit related services to ensure that such services would not impair the auditor’s independence from the Company. This Supplement A to the Virbac Corporation Charter of the Audit Committee of the Board of Directors sets forth the procedures and conditions pursuant to which the Committee may pre-approve non-audit related services proposed to be performed by the Company’s External Auditor (the “Pre-Approval Policy”).

The Company’s External Auditor has reviewed the policies set forth in this Pre-Approval Policy and has agreed to satisfy the provisions hereof applicable to the Company’s External Auditor.

2.	Pre-Approval Conditions

In determining whether to pre-approve a proposed non-audit related service, the Committee will consider multiple factors taken as a whole, including without limitation, the following:
(a)	Whether the proposed service has been specifically prohibited by the Securities and Exchange Commission (the “SEC”);

(b)	Whether the Company’s External Auditor is best positioned to provide such service in the most effective, efficient and economical manner; and

(c)	Whether an appropriate ratio exists between the total amount of fees for audit services, audit-related services, tax services and other services which are non- audit related services.
3.	Pre-Approval Procedure

Requests for the Company’s External Auditor to perform non-audit related services shall be made pursuant to the following procedure:
(a)	Company Request
(i)	The Company shall submit a written request (the “Company Request”) to its External Auditor, which request shall include the following:

(A)	A detailed description of the type and scope of the non-audit related service that the Company desires its External Auditor to perform (the “Requested Non-Audit Related Services”); and
(B)	A written explanation as to why the Company believes that the Company’s External Auditor is best positioned to provide such service in the most effective, efficient and economical manner.
(ii)	The Company Request shall be sent to the Company’s External Auditor with a copy to the Committee chairman.
(b)	Auditor Response
(i)	Upon the receipt of the Company Request, the Company’s External Auditor shall calculate the fees that it would charge to provide the Requested Non-Audit Related Services.

(ii)	The Company’s External Auditor shall provide the following to the Committee:
(A)	A written description of the Requested Non-Audit Related Services;

(B)	A written description of the fees that it would charge to provide the Requested Non-Audit Related Services, which description shall include (A) the amount of such fees denominated in the applicable local currency and (B) the amount of such fees denominated in United States dollars (the “Dollar Denominated Fee”); and

(C)	A written request for Committee approval of the Requested Non-Audit Related Services in the amount of (A) the Dollar Denominated Fee plus (B) ten percent (10%) of the Dollar Denominated Fee rounded to the nearest $1,000. If the amount of the Dollar Denominated Fee exceeds $10,000, the request required by this Section 3(b)(ii)(C) shall be in the form of a formal engagement letter.
(c)	Committee Decision.
(i)	The Committee shall review the materials provided pursuant to Section 3(b)(ii) above.

(ii)	If the Committee determines that the Requested Non-Audit Related Services are appropriate, the Committee is authorized to and shall approve the Requested Non-Audit Related Services. The Committee shall provide written notice of such approval to the Company’s External Auditor and the Company. Notwithstanding the foregoing, if the written request for Committee approval requires a formal engagement letter, the Committee shall evidence approval of the Requested Non-Audit Related Services by executing the engagement letter and returning an executed copy to the Company’s External Auditor with a copy to the Company.

(iii)	All written correspondence relating to Requested Non-Audit Related Services shall be included in the official records of the Committee.
4.	Prohibited Services

Notwithstanding the procedure set forth in Section 3 above, the Committee shall not have the authority to approve non-audit related services that have been specifically prohibited by the SEC. The non-audit related services that have been specifically prohibited by the SEC as of the date the Committee adopted the Charter, including this Supplement A, are:
(a)	Bookkeeping and other services related to the accounting records or financial statements of the Company;

(b)	Financial information systems design and implementation;

(c)	Appraisal or valuation services, fairness opinions or contribution-in-kind reports;

(d)	Actuarial services;

(e)	Internal audit outsourcing services;

(f)	Management functions;

(g)	Human resources;

(h)	Broker-dealer, investment adviser or investment banking services;

(i)	Legal services; and

(j)	Expert services unrelated to the audit.